EXHIBIT 99.1
CARRIAGE SERVICES’ BOARD OF DIRECTORS APPROVES SHARE REPURCHASE PLAN
HOUSTON, May 21, 2015/PRNewswire/ -- Carriage Services, Inc. (NYSE: CSV) announced today that its Board of Directors has approved the repurchase of up to an aggregate of $25 million of its common stock. The repurchase plan calls for the repurchases to be made in the open market or in privately negotiated transactions from time-to-time in compliance with applicable laws, rules and regulations, including Rule 10b-18 under the Securities Exchange Act of 1934, as amended.

Commenting on the announcement, Melvin C. Payne, Chief Executive Officer, stated “I am pleased to announce that our Board has approved a $25 million common share repurchase program, effective immediately. As I discussed in our recent first quarter press release, our goal for Capital Allocation is to invest our recurring Adjusted Free Cash Flow among various options to achieve returns in excess of our cost of capital in order to create maximum shareholder value “per share” over long periods of time while judiciously managing our diluted share count.
We have recently begun to invest more of our Free Cash Flow on internal growth projects in select large strategic markets where we have strong competitive brands and highly favorable future market demographics. We will continue to be active and highly selective in our acquisition strategy using our updated Strategic Acquisition Model and Methodologies. However, we do not believe it is wise or necessary to rely primarily on acquisitions for growth in our performance metrics that lead to shareholder value creation.
We have concluded that allocation of our Free Cash Flow should also include repurchasing common shares when the price does not fully reflect the cash earning power and intrinsic value of our company, which we believe is currently the case. When we launched Carriage Services 2012- A New BEGINNING! as the first year theme of a Five Year Good to Great Journey, our goal was to produce high and sustainable operating and financial performance that over time would lead to a premium equity valuation of our common shares.
As fully explained in our recently released Carriage Investor Reference Book and our Company Investment Profile, both of which are available on our website, we believe that Carriage as a consolidation and operating platform for the funeral and cemetery industry has evolved into a superior value creation investment platform. We are the right size with the right models and the right capital structure in a historically low rate environment to leverage 6-8% annual revenue increases into much larger increases in Adjusted Diluted EPS and Adjusted Free Cash Flow over time. Notwithstanding that our price per common share has increased about 350% from $5.60 per share on December 31, 2011 to $25.17 per share on May 15, 2015, an annualized return of 56%, we believe that our common shares remain materially undervalued.
We are currently trading at a significant performance valuation discount to our sector peer group as to Adjusted EPS and normalized recurring Free Cash Flow. Carriage’s Rolling Four Quarter Outlook reflects a “roughly right” range of $1.55 to $1.59 Adjusted EPS and $42 to $44 million Adjusted Free Cash Flow whose midpoints reflect an earnings per share multiple of about 16 and a recurring equity Free Cash Flow yield of approximately 9%, valuation performance metrics which we believe do not fully reflect the intrinsic value of Carriage.
We will repurchase shares under our $25 million approved plan from time to time as long as we can buy our shares at prices under what we consider “fair value”. We will continue to prioritize the allocation of our internally generated capital on acquiring the best remaining independent funeral and cemetery businesses in the country and on internal growth projects that generate rates of return well in excess of our cost of capital.
Our company goal remains the creation of long term value for our shareholders and improvement of our credit profile over time consistent with our high and sustainable performance through 4E Leadership execution of our three models since beginning the Carriage Good To Great Journey in 2012”, concluded Mr. Payne.

Carriage Services is a leading provider of deathcare services and merchandise in the United States. Carriage operates 166 funeral homes in 27 states and 32 cemeteries in 11 states.

Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under “Forward-Looking Statements and Cautionary Statements” in the Company’s Annual Report and Form 10-K for the year ended December 31, 2014, could cause the Company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company. A copy of the Company’s Form 10-K, and other Carriage Services information and news releases, are available at http://www.carriageservices.com.

SOURCE Carriage Services, Inc.